CALAMOS INVESTMENT TRUST

CALAMOS ADVISORS TRUST

(each, a “Trust”)

ADDITIONAL INFORMATION ON PROXY STATEMENT PROPOSAL 4: Amendment of the Agreement and Declaration of Trust of each Trust to permit reorganizations and termination of the Trust or series of the Trust without shareholder approval unless required by applicable law.

Currently, each Trust’s Agreement and Declaration of Trust requires shareholder approval in order to reorganize a fund (each such fund is a series of the applicable Trust). The inclusion of this requirement in a prior iteration of each Trust’s Agreement and Declaration of Trust pre-dates the adoption of Rule 17a-8 under the Investment Company Act of 1940, as amended (“1940 Act”) (discussed below). Shareholders are being asked to approve an amendment to each Trust’s Agreement and Declaration of Trust designed to modernize and comport with Rule 17a-8. The proposed amendment would allow a Trust, or series thereof, to be reorganized with an affiliated fund without shareholder approval in certain circumstances.

Background

Section 17 of the 1940 Act, prohibits or limits certain transactions between affiliated funds, including mergers between affiliated funds. Rule 17a-8 provides an exception to this general prohibition to permit mergers of affiliated funds without shareholder approval, in certain circumstances, to reduce the need for affiliated funds to incur the expense of soliciting proxies when a merger does not raise significant issues for shareholders. For example, Rule 17a-8 could be used to permit the combination of two small funds having the same portfolio managers, the same investment objectives and the same fee structure in order to achieve economies of scale and thereby reduce fund expenses borne by shareholders. The rule still requires a fund board (including a majority of the independent trustees) to determine that any combination is in the best interests of the combining funds and that the interests of existing shareholders will not be diluted. Shareholders of an acquired affiliated fund will still be required to approve a combination that would result in a material change in a fundamental investment policy, a material change to the terms of an advisory agreement, the institution of or an increase in Rule 12b-1 fees or when the board of the surviving fund does not have a majority of independent trustees who were elected independent trustees of the acquired fund. Shareholder approval will continue to be required for combinations with unaffiliated funds.

Proposal

The proposed amendment to each Agreement and Declaration of Trust, consistent with the requirements of Rule 17a-8, would authorize each Trust’s board of trustees (the “Board”) to approve a merger, consolidation or transfer of assets of a fund without shareholder approval only if permitted by the 1940 Act, Massachusetts law and other applicable laws and regulations.

The amendment will provide the Board with increased flexibility to react more quickly to new developments and changes in competitive and/or regulatory conditions and, as a consequence, may result in funds that operate more efficiently and economically. If the amendment is approved, the Board will continue to exercise its fiduciary obligations in approving any reorganization transaction. The Board will evaluate any and all information reasonably necessary to make their determination and will consider and give appropriate weight to all pertinent factors in fulfilling the overall duty of care they owe to shareholders.